EXHIBIT 4.52

THIS AGENCY AGREEMENT IS MADE EFFECTIVE THE 1st DAY OF JANUARY, 2005

BETWEEN:

                       ADDISON YORK INSURANCE BROKERS LTD.
                  a body corporate incorporated pursuant to the
                          laws of the State of Delaware
                       (hereinafter referred to as "AYI")

                                     - and -

                        SCHUNEMAN INSURANCE AGENCY, INC.
                          a body corporate incorporated
                  pursuant to the laws of the State of Illinois
(hereinafter referred to as "Schuneman")
WHEREAS AYI, Schuneman, Ron Hartz and Bill N. Feather have made, executed and delivered a certain Asset Purchase Agreement dated effective as of January 1st, 2005 (the "APA").

AND WHEREAS in accordance with the terms of the APA Schuneman, Ron Hartz and Bill N. Feather have executed and delivered a Disclosure Schedule (the "Disclosure Schedule") dated effective January 1st, 2005, to AYI.

AND WHEREAS as at the date of the APA, AYI may not have obtained all of the necessary regulatory approvals to operate as an insurance broker or agent in the State of Illinois and AYI has not obtained all of the Carrier Appointments from those carriers listed in Schedule "B" of the Disclosure Schedule.

AND WHEREAS pursuant to the terms of the APA, Schuneman has agreed to enter into this Agency Agreement in order to allow AYI to process its clients insurance policies through Schuneman, whereby AYI shall receive all revenues therefrom and shall pay all of Schuneman's reasonable out of pocket expenses and costs associated therewith in accordance with the terms hereof.

NOW,  THEREFORE,  in  consideration  of  the  mutual  promises,   covenants  and
agreements contained herein and in the APA, the parties hereto agree as follows:

1.00 DEFINITIONS

1.01 Any word, term or phrase that is defined in the APA and not otherwise defined herein shall, when used as a defined term in this Agreement, have the same meaning that each respectively has when used as a defined term in the APA.

1.02 The following are the Schedules which are to be attached to and are incorporated into this Agreement by reference and are deemed to be a part hereof:

a)              Schedule "A"      Budget;
b)              Schedule "B"      Bank Accounts;
c)              Schedule "C"      Director's Resolution; and
d)              Schedule "D"      Employees;

2.00 WARRANTIES AS TO LICENCE

2.01 Schuneman for the benefit of AYI represents, warrants and covenants that:
     a) Schuneman holds all the licenses and permits required for an agent and an agency in the State of Illinois;
     b) the employees of Schuneman hold all applicable licenses and permits required for the performance of their duties as insurance brokers or otherwise;
     c) Schuneman and its employees will maintain in good standing throughout the Term of this Agreement, all the licenses and permits referred to in paragraphs 2.01(a) and (b);
     d) Schuneman will not knowingly or negligently do, or omit to do, anything that results in, or is likely to result in, the suspension or revocation of such licenses or permits, during the Term of this Agreement;
     e) Schuneman shall maintain the appropriate trust accounts and account balances all in accordance with the laws, rules and regulations governing the operation of an insurance agency and brokerage in the State of Illinois; and
     f) Schuneman shall maintain in good standing its Carrier Appointment Contracts with those insurance carriers or wholesalers set forth on Schedule "B" of the Disclosure Schedule and any other carrier or wholesaler appointments acquired during the Term hereof.

3.00 WORKING RELATIONSHIP OF SCHUNEMAN AND AYI

3.01 Except as otherwise specifically authorized by AYI in writing, Schuneman shall, for the sole and exclusive benefit of AYI and for the benefit of no other person(s) whatsoever, market, sell, distribute, place and write general insurance products to those persons set forth in the Client Files and to any and all other potential customers who may wish to purchase general insurance products.

3.02 AYI shall, during the Term of this Agreement, and to the extent required to enable Schuneman to function as an agent or broker, provide without charge to Schuneman, the basic office space and office equipment, required for the administration of functioning of Schuneman as an agent or broker. AYI shall not be required to furnish the same for the conduct of any other business of Schuneman than the business of an insurance agent or broker.

3.03 Subject to the terms and conditions set forth herein and to AYI's prior approval of all staffing levels, salaries and benefits, Schuneman shall, during the Term of this Agreement, provide all necessary insurance sales and brokerage, clerical and stenographic services, required for the administration and functioning of Schuneman as an agent or broker.

3.04 Schuneman shall assure that all files, computer records, and accounting records kept by Schuneman and all other internal operating systems of Schuneman are marked or designated to indicate which documents, matters and entries pertain to Client Files. Schuneman shall maintain a software system that is capable of generating reports listing all of the Client Files and basic related information.

3.05 Upon the request of AYI, Schuneman shall, in a timely fashion, provide to AYI any and all reports, financial statements, bank reconciliations, contracts, agreements, memorandums or other documents of any nature or kind whatsoever concerning the Business or Purchased Assets, including the monthly financial statements of the Business which shall be delivered to AYI within 15 days of the end of the month. In addition, Schuneman shall permit AYI and its employees, agents, professional advisors, counsel and accountants or other representatives to have access to all of the books, accounts, records, agreements, contracts, documents, instruments and other data of Schuneman (including, without limitation, all corporate, business and accounting records of Schuneman) and Schuneman shall furnish to AYI such financial and operating data, agreements, contracts, documents, instruments, and other materials and information with respect to Schuneman or the Business and the Purchased Assets as AYI shall from time to time request.

3.06 AYI shall be responsible for the following reasonable and provable expenses of Schuneman:
     a) all out of pocket expenses with respect to the operation of the Business;
     b) all of the costs and expenses incurred by Schuneman in respect of those matters set forth in paragraph 3.03;
     c) all required license fees and other required regulatory fees necessary to maintain Schuneman's status as an insurance agency or brokerage under the laws of the State of Illinois or under the rules of any professional or regulatory or licensing body having jurisdiction over the affairs of Schuneman or an insurance agency or brokerage in general; and
     d) other reasonable and necessary operational expenses incurred in the normal day to day operation of the Business.
     All as set forth in the budget (the "Budget") attached as Schedule "A" hereto and forming a part hereof. Schuneman warrants and agrees that it must obtain the written consent of AYI prior to making any capital expenditures or other expenditures in excess of the amounts set forth in the Budget in respect of the better operation of the Business or the servicing of the Client Files for which it intends to hold AYI responsible for the payment thereof.

3.07 Schuneman represents and warrants to AYI that it will conduct its operations as an insurance agency or broker in accordance with the established norms and customs of the insurance industry and will operate the Business and service the Client Files as would a prudent operator handling such matters.

3.08 Schuneman represents and warrants to AYI that it shall, process the revenues received by it and pay the expenses incurred from the Business and Client Files through its general and trust bank accounts as more fully described in Schedule "B" attached hereto and forming a part hereof (the "Accounts"). Subject to the normal and reasonable controls placed on such Accounts by the relevant banking institution, Schuneman agrees that AYI shall have the right to impose its own controls over the Accounts, to designate the signing officers on the Accounts and to change the signing officers on the Account from time to time as AYI deems prudent and necessary. In order to give effect to the foregoing, Schuneman further agrees to execute the directors resolution (the "Directors Resolution") attached as Schedule "C" hereto and forming a part hereof and deliver the same to the Escrow Agent. The Escrow Agent shall hold the Directors Resolution and deal with the same in accordance with the following terms:
     (a) if Schuneman is in default of the performance of its obligations as set forth in this Agreement and AYI notifies the Escrow Agent of that default and demands in writing that the Directors Resolution be released to them, then the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver the Directors Resolution to AYI, and once delivered, the Escrow Agent shall be released from any and all obligations concerning the Directors Resolution; or

     (b) upon the termination of this Agreement and if no notice of default has been received by the Escrow Agent from AYI in accordance with the terms of sub-paragraph (a), then the Escrow Agent shall deliver the Directors Resolution to Schuneman and once delivered, the Escrow Agent shall be released from any and all obligations concerning the Directors Resolution.

4.00 OWNERSHIP OF CLIENT FILES AND REVENUES THEREFROM
     ------------------------------------------------

4.01 Schuneman acknowledges and agrees that the Client Files and all associated tangible and intangible property, rights and choses in action associated therewith are and shall remain the sole and exclusive domain and personal property of AYI whether such files or documents therein or associated rights bear or include the name of Schuneman or any other trade name or style of or associated with Schuneman.

4.02 Subject to the interests of any joint venture agencies set forth in Schedule "C" of the Disclosure Schedule and any new joint venture interests which may be agreed to by AYI after the date hereof, Schuneman further acknowledges that any new client files or insurance business originated by Schuneman or AYI or their personnel from and after the date hereof and all associated tangible and intangible property rights and choses in action shall be and will remain the sole and exclusive domain and personal property of AYI, whether such files or documents therein or associated rights bear or include the name of Schuneman or any other trade name or style of or associated with Schuneman and shall form part of the Client Files.

4.03 Any and all commissions, fees, interest income earned on the Accounts or otherwise, contingency fees or other revenues of any kind nature or description whatsoever received by Schuneman in connection with any Client File or the Business shall be the sole and exclusive property of AYI (such commissions, fees, interest income, contingency fees or revenues of any kind nature or description whatsoever being referred to hereafter as the "Revenues".

4.05 Schuneman shall, immediately upon the demand of AYI, pay to AYI any and all sums due and owing to AYI pursuant to the terms of this Agreement.

5.00 TERM OF AGREEMENT
     -----------------

5.01 This Agreement shall be terminated upon the occurrence of the earliest of the following events:
     a)   the date upon which AYI obtains:
          i) all of the necessary regulatory approvals to operate as an insurance broker or agent in the State of Illinois;
          ii) all of the necessary regulatory approvals in respect of the Assignment of employees to AYI; and
          iii) all of the Carrier Appointments from those carriers listed in Schedule "B" of the Disclosure Schedule (or such lesser number of Carrier Appointments which may be satisfactory to AYI in its sole and unfettered discretion); or
     b)   the 31st day of December, 2024; or
     c) the date that AYI delivers written notice to Schuneman that it is terminating this Agreement; (the "Term").

5.02 Immediately upon the termination of this Agreement Schuneman hereby agrees to:

     a) assign all of its right title and interest in and to any and all employment agreements, non-competition agreements and confidentiality agreements which it may have with those employees set forth on Schedule "D" attached hereto and forming a part hereof and with any other employee not listed on Schedule "D" but who may be employed by Schuneman at the time of termination of this Agreement.
          Notwithstanding the foregoing, AYI, in its sole and unfettered discretion, retains the right not to accept the assignment of any particular employee's agreement; and
     b) pay over to AYI any and all monies remaining in the Accounts which are or will become due and owing to AYI pursuant to the terms of this Agreement

5.03 It is further agreed by AYI and Schuneman that after termination of this contract:
     a) AYI agrees to allow Schuneman to retain copies from such files of those documents which by operation of law or in accordance with the regulatory requirements either of the insurance licensing agencies or of licensing or agency agreements with insurers, Schuneman may be specifically obliged to retain; and
     b) Schuneman further warrants that he will keep the files available and intact and in order for the Government and insurance industries prescribed time limits and that he will produce and make available all files, papers and information that he possesses, in order to assist AYI in any future query or disputes regarding the Client Files.

6.00 ERRORS AND OMISSIONS AND OTHER INSURANCE

6.01 During the Term hereof, Schuneman represents and warrants that it shall place and will keep in effect and in good standing the following insurance coverages for the benefit of AYI:
     a) an Errors & Omission policy covering Schuneman with such coverage and limits as shall be approved by AYI in its sole discretion;
     b) proper and adequate coverage with respect to the Client Files and Fixed Assets of AYI with such coverage and limits as shall be approved by AYI in its sole discretion;
     c) proper and adequate coverage with respect to the Business, the Premises and the operations of an insurance agency thereon with such coverage and limits as shall be approved by AYI in its sole discretion; and
     d) any other forms of insurance which AYI may require from time to time in its sole discretion with such coverage and limits as shall be approved by AYI.

6.02 AYI shall be responsible for the payment of all costs and expenses related to the placement of the insurance matters set forth in paragraph 6.01

6.03 If after the date hereof and until the termination hereof, there is an errors or omissions ("E&O") claim made against Schuneman in respect of the Client Files, then AYI shall pay all costs up to the deductible portion on Schuneman's E&O policy, including any reasonable legal expenses incurred thereon.

6.04 Schuneman shall notify AYI immediately of any possible claim or occurrence that could cause an E&O claim against Schuneman, and Schuneman agrees that AYI, at its sole and unfettered discretion shall have conduct of the action in respect of the claim or occurrence and Schuneman shall provide its full cooperation to AYI in respect of the claim or occurrence.

7.00 GENERAL

7.01 Notices to be given under this Agreement shall be given in writing to the Parties at the following respective addresses, namely:
     TO AYI:           355, 10333 Southport Road, SW

                       Calgary, Alberta, T2W 3X6
                       Attn: Primo Podorieszach

     TO Schuneman: P.O. Box 654, Sterling, Illinois, 61081 or to such address as any Party may for itself stipulate by written notice in accordance with this paragraph 7.01, and any notice so sent by single, or double registered mail shall be deemed received on the seventh (7) day following such posting unless the contrary be proved, the burden of such proof being that of the person whose receipt of such notice in question.

7.02 This agreement shall be governed by, and be construed in accordance with, the laws of the State of Illinois. In addition, the parties hereto waive trail by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of Illinois.

7.03 The Recitals herein form part of this Agreement in as full and effective a manner as if incorporated herein as numbered clauses.

7.04 Should any clause or other portion of this Agreement be declared illegal, void, invalid, or inoperative by any competent Court, then this Agreement shall be read as if such impugned clause or portion had never been included in the Agreement, and so as to give the Agreement as full and forceful a reading as possible consistent with the deletion of such impugned clause or portion.

7.05 In this Agreement, the masculine shall include the feminine and vice versa, the personal the impersonal and vice versa, the individual the corporate and vice versa, and the singular the plural and vice versa, all as the context may require.

7.06 No purported amendment to, variation of, or departure from or indulgence of any term of, this Agreement shall be of any force or effect whatever unless and until evidence in writing and that writing executed by all the Parties hereto in the same fashion as the execution hereof.

7.07 This Agreement may not be assigned by Schuneman without the prior written consent of AYI, which consent may be unreasonably withheld.

7.08 Each Party agrees for the benefit of the other to do all things and to execute all documents which may reasonably be required in order to give effect to this Agreement.

7.09 If there should be a default in the payment of the obligations owed to Schuneman by the Corporation pursuant to the terms of the Promissory Note or the Note as defined in the APA and such default is not cured within 30 days of notice of such default, then all obligations owed by Schuneman to the Corporation pursuant to the terms of this Agreement shall terminate and be of no further force or effect.

7.10 If any action or proceeding is commenced by either party hereto in order to enforce or interpret the terms hereof, then the unsuccessful party agrees to pay the reasonable costs and expenses, including legal fees on a solicitor and his own client basis, of the prevailing party incurred with respect to any proceedings taken for the purpose of enforcing or interpreting the rights and remedies of the prevailing party under this Agreement.

IN WITNESS WHEREOF the Parties hereto have hereunder caused to be set hands and seals as at the date first above written.

ADDISON YORK INSURANCE BROKERS LTD.

Per:  /s/ Primo Podorieszach
    ------------------------------------

SCHUNEMAN INSURANCE AGENCY, INC.


Per:  /s/ Bill N. Feather
    ------------------------------------

                                  SCHEDULE "A"

                                     BUDGET

                                  SCHEDULE "B"

                                  BANK ACCOUNTS

Bank                                                         Account Number

Sauk Valley Bank
201 West 3rd Street
Sterling, Illinois, 61081

Sauk Valley Bank
201 West 3rd Street
Sterling, Illinois, 61081

Sauk Valley Bank
201 West 3rd Street
Sterling, Illinois, 61081

                                  SCHEDULE "C"

                              DIRECTORS RESOLUTION

                                  SCHEDULE "D"

                             EMPLOYEES OF SCHUNEMAN


Bill N. Feather
Ronald J. Hartz
Shirley Knutti             Claim Manager
Lisa Hartz                 Treasurer
Cindy Smith                Personal Lines Producer
Christa Mitchell           Life & Health Producer
Ondria Stricklin           Personal Lines Producer
Carol Hollins              Assistant
Judy Schafer               Part Time Clerk